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                                                                  Exhibit (j)(3)

                            ADMINISTRATION AGREEMENT

         The Administration Agreement of F&C/CLAYMORE PREFERRED SECURITIES INCOME FUND INCORPORATED, a Maryland corporation (the "Fund") made and agreed to by and between the Fund and PFPC Inc., a Massachusetts corporation ("PFPC"), on January __, 2003, to read in its entirety as follows:

         WHEREAS, the Fund is registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain PFPC to render certain administrative services to the Fund and PFPC is willing to render such services;

                                   WITNESSETH:

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints PFPC to act as Administrator of the Fund on the terms set forth in this Agreement. PFPC accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. The Fund has furnished PFPC with copies properly certified or authenticated of each of the following:

                  (a) Resolutions of the Fund's Board of Directors authorizing the appointment of PFPC to provide certain administrative services to the Fund and approving this Agreement;

                  (b) The Fund's Articles of Incorporation filed with the Maryland Department of Assessments and Taxation on May 23, 2002 and all amendments thereto (the "Articles");

                  (c) The Fund's By-Laws and all amendments thereto (the "By-Laws");

                  (d) The Investment Advisory Agreement between Flaherty & Crumrine Incorporated (the "Adviser") and the Fund dated as of January __, 2003 as amended and restated from time to time (the "Advisory Agreement");

                  (e) The Custody Agreement between PFPC Trust Company and the Fund dated as of January __, 2003 as amended and restated from time to time (the "Custody Agreement");

                  (f) The Transfer Agency and Registrar Agreement between PFPC and the Fund dated as of January __, 2003 as amended and restated from time to time;

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                  (g) The Fund's most recent Registration Statement on Form N-2
          (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 333-91282 and 811-21129), as filed with the Securities and Exchange Commission ("SEC") on June 26, 2002 relating to shares of the Fund's Common Stock, $.01 par value per share, and all amendments thereto; and

                  (h) The Fund's most recent prospectus (the "Prospectus").

         The Fund will furnish PFPC from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Fund will provide PFPC with any other documents that PFPC may reasonably request and will notify PFPC as soon as possible of any matter materially affecting the performance of PFPC of its services under this agreement.

         3. Duties as Administrator. Subject to the supervision and direction of the Board of directors of the Fund, PFPC, as Administrator, will assist in supervising various aspects of the Fund's administrative operations and undertakes to perform the following specific services:

                  (a) Maintaining office facilities (which may be in the offices of PFPC or a corporate affiliate);

                  (b) Furnishing statistical and research data, data processing services, clerical services, and internal legal, executive the administrative services and stationery and office supplies in connection with the foregoing;

                  (c) Furnishing corporate secretarial services including preparation and distribution of materials for Board of Directors meetings;

                  (d) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by section 31(a) of the 1940 Act and the rules thereunder);

                  (e) Internal auditing;

                  (f) Valuing the Fund's assets and calculating the net asset value of the shares of the Fund at the close of trading on the New York Stock Exchange (the "NYSE") on the last day on which the NYSE is open for trading of each week and month and at such other times as the Board of Directors may reasonably request;

                  (g) Accumulating information for and, subject to approval by the Fund's Treasurer, preparing reports to the Fund's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

                  (h) Preparing and filing various reports or other documents required by federal, state and other applicable laws and regulations and by stock exchanges on which the shares of the Fund are listed, other than those filed or required to be filed by the Adviser or Transfer Agent;

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                  (i) Preparing and filing the Fund's tax returns;

                  (j) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Fund which will include, among other matter, procedures to assist the Adviser in monitoring compliance with the Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

                  (k) Preparing and furnishing the Fund (at the Fund's request) with the performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested; and

                  (l) Upon request from the Fund (which request may be a standing request), PFPC will arrange for the sweep of the Fund's daily net excess cash balance in accordance with written instructions (which may be standing instructions) acceptable to PFPC which are received from or on behalf of the Fund.

         In performing all services under this Agreement, PFPC shall act in conformity with the Fund's Articles and By-Laws; the 1940 Act and the Investment Advisers Act of 1940, as the same may be amended from time to time; and the investment objective, investment policies and other practices and policies set forth in the Fund's Registration Statement as such Registration Statement and practices and policies may be amended from time to time.

         4. Allocation of Expenses. PFPC shall bear all expenses in connection with the performance of its services under this Agreement.

                  (a) PFPC will from time to time employ or associate with itself such person or persons as PFPC may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both PFPC and the Fund. The compensation of such person or persons shall be paid by PFPC and no obligation shall be incurred on behalf of the Fund in such respect.

                  (b) PFPC shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Directors of the Fund who are not affiliated with PFPC; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Fund.

                  (c) For the services to be rendered, the facilities to be furnished and the payments to be made by PFPC, as provided for in this Agreement, the Fund will pay PFPC the fees in accordance with the Fee Agreement among the Fund, PFPC Trust Company and PFPC dated January __, 2003 and attached hereto as Schedule A.

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                  (d) The Fund will compensate PFPC for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements of PFPC. PFPC shall be entitled to bill the Fund for such out-of-pocket expenses only upon the prior written approval of the Fund.

                  (e) PFPC will bill the Fund as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Fund will promptly pay to PFPC the amount of such billing.

         5.       Limitation of Liability.

                  (a) PFPC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from PFPC willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund will indemnify PFPC against and defend and hold it harmless from any and all losses, claims, damages, liabilities of expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of PFPC in the performance of such obligations and duties or by reason of its reckless disregard thereof.

                  (b) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor the Fund, including their respective affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by either party or its affiliates.

         6.       Termination of Agreement.

                  (a) This Agreement shall become effective on the date hereof and shall remain in force from year to year so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund or unless terminated pursuant to the provisions of subsection (b) of this Section 6.

                  (b) This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice, by vote of the holders of a majority of the outstanding voting securities of the Fund, or by vote of a majority of the Board of Directors of the Fund, or by the PFPC.

         7. Amendment to this Agreement. No provisions of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         8.       Miscellaneous.

                  (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or PFPC shall be sufficiently given if addressed to that

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          party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                     To the Fund:

                     F&C/Claymore Preferred Securities Income Fund Incorporated c/o Flaherty & Crumrine Incorporated
                     301 E. Colorado Blvd-Suite 720
                     Pasadena, CA  91101
                     Attention:  Donald F. Crumrine

                     To PFPC:

                     PFPC Inc.
                     400 Bellevue Parkway
                     Wilmington, DE 19809

                  (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

                  (c) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

                  (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute shall be deemed to constitute only one instrument.

                  (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                  (f) Neither party shall be liable or responsible for delays or errors by acts of God or by reason of circumstances beyond its control, including acts of civil or military authority, acts of terrorism, national emergencies, labor difficulties, mechanical breakdown, insurrection, war, riots, or failure or unavailability of transportation, communication or power supply, fire, flood or other catastrophe.

         9. Confidentiality. All books, records, information and data pertaining to the business of the Fund that are exchanged or received pursuant to the performance of PFPC duties under this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as specifically authorized by the Fund or as may be required by law.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date, first written above.

                                            PFPC INC.


                                            ___________________________________
                                            By
                                            Title:


                                            F&C/CLAYMORE PREFERRED SECURITIES
                                            INCOME FUND INCORPORATED


                                            ___________________________________
                                            By
                                            Title:



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